                                                                    Exhibit 99.1

PRESS RELEASE
WATERCHEF, INC. - (WTER-OTC:BB)
1007 GLEN COVE AVENUE
GLEN HEAD, NEW YORK 11545

CONTACT:    LESLIE J. KESSLER
VOICE:      (516) 656-0059
FAX:        (516) 656-9095
E-MAIL:     info@waterchef.net
Web Site:   www.waterchef.net

WATERCHEF ANNOUNCES THE ADDITION OF DR. RONALD HART TO ITS BOARD

Glen Head, New York- January 22, 2007 - David A. Conway, Chairman and Chief
Executive Officer, WaterChef, Inc., announced today the election of Dr.
Ronald W. Hart to the Board of Directors of the Company. Dr. Hart, who has
previously served as Chairman of the Company's Scientific Advisory Board, is
an internationally recognized scientist and scholar. Dr. Hart served as
Director of the US Food and Drug Administration's research arm and the
National Center for Toxicological Research, and is an author of the
Technology Transfer Act of 1986 (an act that has resulted in the creation of thousands of new corporations and millions of new jobs). Dr. Hart served as advisor to the White House Office of Science and Technology Policy and Chair
of a number of White House and US Department of Health and Human Services
commissions.

Dr. Hart's business activities have included founding the Arkansas Science and
Technology Authority (providing seed capital for start-up businesses), and he has served as a member of the Board of Directors of First Commercial Bank;
Telescan Inc. (a Paul Allen company); Wireless Services Corp., TSSI, Inc.; and
eSchool Solutions Inc. Dr. Hart received his Doctorate in Physiology and
Biophysics from the University of Illinois.

WaterChef, Inc. (OTCBB:WTER) is headquartered in Glen Head, New York, and manufactures the PureSafe Water Station in Long Island, New York. The PureSafe
has received United Nations certification for its humanitarian pure water projects and has received endorsement from the Scientific Director of UNESCO in
Valencia, Spain. The PureSafe Water Station is a patented six-stage water purification system that destroys all living pathogens, and effectively treats a broad range of organic and inorganic water contaminants, without the use of chemicals and without wasting water. The Company offers stand-alone containerized versions of the PureSafe to provide from 15,000 up to 250,000 gallons a day, as well as units for brackish and ocean water desalination, heavy metals removal and the treatment of arsenic contaminated water.

From time to time, information provided by the Company (including but not limited to this release), statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward -looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. The
Company's results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed from time to time in the Company's Securities and
Exchange Commission reports including, without limitation, its Form 1-KSB and
Forms 10-QSB.